                                                                      Exhibit 12



                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in thousands)
                                   (Unaudited)


                                  THREE MONTHS ENDED
                                     SEPTEMBER 30,                     YEARS ENDED JUNE 30,
                                      ---------       -------------------------------------------------------------
                                         1997            1997         1996        1995         1994         1993
                                      ---------       ---------    ---------    ---------    ---------    ---------
Income before income taxes,
   extraordinary item, and
   change in accounting principle     $  82,027       $ 227,740    $ 146,130    $    (270)   $  33,745    $  39,584
add:
   Interest expense                       3,865          12,455       19,216       20,434       22,318       26,991
   Portion of rents representative
     of interest factor(a)                2,028           9,804       11,550       11,550       12,870       12,870
   Equity in net losses of Ericsson
     Raynet joint venture                    --              --       29,818       85,946           --           --
less:
   Capitalized interest                    (131)           (393)        (660)        (724)      (1,172)        (362)
                                      ---------       ---------    ---------    ---------    ---------    ---------
Income as adjusted                    $  87,789       $ 249,606    $ 206,054    $ 116,936    $  67,761    $  79,083
                                      =========       =========    =========    =========    =========    =========

Fixed Charges:
   Interest expense                   $   3,865       $  12,455    $  19,216    $  20,434    $  22,318    $  26,991
   Portion of rents representative
     of interest factor(a)                2,028           9,804       11,550       11,550       12,870       12,870
   Debt prepayment penalty (b)               --              --           --        7,814           --           --
                                      ---------       ---------    ---------    ---------    ---------    ---------
Fixed Charges                         $   5,893       $  22,259    $  30,766    $  39,798    $  35,188    $  39,861
                                      =========       =========    =========    =========    =========    =========
Ratio of earnings to fixed charges        14.90           11.21         6.70         2.94         1.93         1.98
                                      =========       =========    =========    =========    =========    =========




(a) Calculated as approximately one-third of rental expense, representing a reasonable approximation of such rentals attributable to interest.

(b) Represents effective interest charged on the early retirement of debt. Recorded as an extraordinary loss on the income statement.